Source: Stephen H. Clark, Marissa Travaline	609-561-9000
South Jersey Industries
Market: N
Stock Symbol: SJI
South Jersey Industries, Inc. and Subsidiaries
Comparative Earnings Statements
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	December 31,
	2015	2014
Operating Revenues:
Utility	$ 129,431	$ 160,764
Nonutility	128,413	120,333

Total Operating Revenues	257,844	281,097

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	48,080	79,188
- Nonutility	79,486	74,606
Operations	39,859	40,319

Maintenance	4,069	3,742
Depreciation	19,780	16,461
Energy and Other Taxes	1,334	1,330

Total Operating Expenses	192,608	215,646

Operating Income	65,236	65,451

Other Income and Expense	1,988	1,847
Interest Charges	(7,440)	(8,862)

Income Before Income Taxes	59,784	58,436

Income Taxes	1,006	(10,415)
Equity in Loss of Affiliated Companies	(9,842)	(4,029)

Income from Continuing Operations	50,948	43,992

Loss from Discontinued Operations - (Net of tax benefit)	(62)	(69)

Net Income	$ 50,886	$ 43,923

Basic Earnings per Common Share:

Continuing Operations	$ 0.73	$ 0.66
Discontinued Operations	0	0

Basic Earnings per Common Share	$ 0.73	$ 0.66

Average Shares of Common Stock Outstanding - Basic	69,460	67,304

Diluted Earnings per Common Share:

Continuing Operations	$ 0.73	$ 0.65
Discontinued Operations	0	0

Diluted Earnings per Common Share	$ 0.73	$ 0.65

Average Shares of Common Stock Outstanding - Diluted	69,646	67,454

	Twelve Months Ended

	December 31,
	2015	2014
Operating Revenues:
Utility	$ 528,763	$ 500,752
Nonutility	430,805	386,244

Total Operating Revenues	959,568	886,996

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	239,763	230,093
- Nonutility	319,579	306,859
Operations	148,672	140,260
Maintenance	16,183	13,457
Depreciation	72,451	63,004
Energy and Other Taxes	6,026	5,720

Total Operating Expenses	802,674	759,393

Operating Income	156,894	127,603

Other Income and Expense	9,510	11,819
Interest Charges	(31,622)	(29,560)

Income Before Income Taxes	134,782	109,862

Income Taxes	(1,360)	(4,449)
Equity in Loss of Affiliated Companies	(27,812)	(7,785)

Income from Continuing Operations	105,610	97,628

Loss from Discontinued Operations - (Net of tax benefit)	(503)	(582)

Net Income	$ 105,107	$ 97,046

Basic Earnings per Common Share:

Continuing Operations	$ 1.54	$ 1.47
Discontinued Operations	(0.01)	(0.01)

Basic Earnings per Common Share	$ 1.53	$ 1.46

Average Shares of Common Stock Outstanding - Basic	68,735	66,278

Diluted Earnings per Common Share:

Continuing Operations	$ 1.53	$ 1.47
Discontinued Operations	(0.01)	(0.01)

Diluted Earnings per Common Share	$ 1.52	$ 1.46

Average Shares of Common Stock Outstanding - Diluted	68,931	66,428